Exhibit 99.2

Qumu Corporation

Q4 2014 and 2014

Conference Call

March 5, 2015

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Qumu Corporation Q4 2014 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, March 5, 2015.

I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead, Mr. Sherk.

Doug Sherk

Thank you, Operator, and good afternoon everyone. After the close of the market today, Qumu issued a press release announcing its fourth quarter 2014 financial results. The release is available on the Company’s corporate website at www.qumu.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Qumu’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Qumu website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

And now, I’d like to turn the call over to Sherman Black, CEO of Qumu.

Sherman Black

•	Hello everyone and thank you for joining our conference call. This afternoon we will review our fourth quarter and 2014 financial performance as well as our outlook. With me today is Jim Stewart, our Chief Financial Officer.

•	The fourth quarter capped a very active and important year of transition for Qumu.

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•	During 2014, our efforts were focused on shaping Qumu to take full advantage of our leadership position in the growing enterprise video market, while achieving several stretch financial targets. I am very pleased with the results and I would like to review them with you.

Rationale for 2014 Transition Activities

•	We entered 2014 with a belief that adoption of video in the enterprise would continue to accelerate and provide Qumu the best opportunity for growth. The results of the past year reinforce that belief.

•	Entering 2015, adoption of video continues to expand within the enterprise. The rapidly growing use of videos in consumer applications has led the way for increased demand in the enterprise, where videos are viewed as authentic, engaging and an excellent communications tool. This growing demand for videos in business applications extends to both internal and external audiences.

•	To take full advantage of the opportunity in enterprise video, we sold our disc publishing operation in July. The sale allowed us to focus all of our attention and resources on the pursuit of this market opportunity. It also provided us with additional funds to enhance our leadership in the market.

Kulu Valley Opportunity

•	In October, we used some of those funds to acquire Kulu Valley, strengthening our competitive position and expanding our market reach.

•	Kulu Valley’s strength in cloud-based video content creation complements Qumu’s leading content management and delivery capabilities.

•	Both Qumu and Kulu Valley are known as technology leaders in the enterprise video market and both place a premium value on quality and customer service.

•	As another testament to our superior technology, last month Qumu was named by Forrester as a Leader in Independent Enterprise Video Platforms and Webcasting. Kulu Valley was named a Strong Leader in the same report. In determining these rankings, Forrester evaluated 16 enterprise video and webcasting providers on 24 criteria.

•	To quote Forrester, Qumu offers “feature-rich portal and webcasting applications”, “a comprehensive set of integrations” and “robust mobile browser and app support”. The report said Kulu Valley “adds outstanding content creation capabilities and an easy to use interface for companies looking for a versatile, powerful and secure video platform.” These are important differentiators and they are being recognized in the market.

•	Kulu Valley’s customers have largely been at the departmental level within an enterprise, where videos are most often used for external use cases, such as sales and marketing enablement and other external communications. Qumu has traditionally sold at the highest levels of an organization where buy-in and approvals are required up the line and the videos are employed primarily for internal use cases.

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•	Kulu Valley’s solutions are generally offered at a lower price point and the sales to deployment cycle is faster than Qumu’s. While Qumu’s sales cycle is typically longer, pricing is higher and if it is a term license there may be a longer commitment.

•	The combination of our strengths and “go to market” approaches allows the new Qumu to approach the market with “best in class” technology, strong service and video solutions that can serve the needs of the widest range of customers within the enterprise.

•	We believe we are approaching the market from a very strong position and are focused on driving scale in 2015.

Achieved 2014 Financial Targets

•	The execution of our 2014 plan resulted in Qumu achieving the financial metrics we established for the year.

•	We generated contracted commitments of $39.4 million, an increase of 85% from 2013. Without the $2.6 million contribution from Kulu Valley, contracted commitments were $36.8 million, an increase of 72%. This performance met our 70 percent plus target for contracted commitments for the year.

•	We achieved record backlog of $27.3 million at the end of 2014, excluding Kulu Valley. Including Kulu Valley, our backlog totaled $31.6 million.

•	Revenue for 2014 grew 49% from 2013 to $26.5 million. Excluding the $500,000 contribution from Kulu Valley, revenue was up 47%.

2015 Initiatives and Outlook

•	We began 2015 well positioned to expand our growth in the market with a broader product line and an enhanced international presence. Our focus this year will be on taking advantage of these opportunities to drive strong revenue growth and to scale our operations.

•	We are one company and we are now operating solely under the Qumu brand name. Kulu Valley products are now Qumu Cloud. Legacy Qumu products are marketed as Qumu Enterprise.

•	I’d like to spend a little time on the specific initiatives we are focused on for the year.

Qumu Cloud

•	We believe our Qumu Cloud product has great potential for global expansion beyond Europe, but it will take some time to establish a sales team. To that end, we are in the process of building a U.S. and Asia Pacific-based account executive sales team. Throughout the year, we will be augmenting our Qumu Enterprise sales team with dedicated staff to pursue Qumu Cloud opportunities in these geographies.

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•	We are also in the process of expanding our Qumu Cloud local language support to enable success in new markets such as Japan.

•	We are consolidating our cloud operations to IBM’s Softlayer global platform that will allow us to reach into all markets around the world.

•	Finally, with our Qumu Cloud offering, we can target external use cases with marketing and sales focus.

Qumu Enterprise

•	We also have several key initiatives for Qumu Enterprise this year.

•	We are focused on improving our international sales execution and driving more scale in that part of our business.

•	We are targeting a higher attach rate of professional services to licenses which should improve our profitability and customer satisfaction.

•	We believe we can achieve faster deployment of our solutions and improve our time to revenue recognition.

•	With the Kulu Valley acquisition we doubled our number of customers and we will pursue cross selling opportunities within the combined client base.

Operational Initiatives

To support our growth expectations, we are working aggressively to scale our back office operations. This year, we will complete the separation and end our dependencies on the Rimage disc publishing operations back office infrastructure and personnel. We will also fully integrate the back office operations of Kulu Valley. These projects are well underway and will improve efficiencies and accommodate our growth.

Initiatives Summary

•	We look forward to a successful 2015. The initiatives we have established and begun to implement will drive strong revenue growth and substantially improved profitability in 2015. We expect our financial performance to improve throughout the year as we continue to build out our sales force and as our international operations gain momentum and scale.

•	We have an aggressive plan, but I can tell you based on our recent worldwide sales kickoff meeting and other interactions with Qumu employees, there is a great amount of enthusiasm in our ability to execute. I would like to thank the Qumu employees for their hard work and dedication that contributed to our successful 2014.

•	Those are my prepared remarks about the growth and progress we are making at Qumu. I would like to share with you one other development this afternoon.

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•	As most of you know, Jim Stewart has been our chief financial officer since July of 2010 and he has been a key contributor in our success ranging from optimizing the disc publishing operations to helping develop and drive our transformation strategy. So it is with very mixed emotions…and deep appreciation…that I share with you today Jim’s plan to retire as our CFO as soon as his successor is on board. His last day of employment will be September 30th of this year.

•	I appreciate the ample notice that Jim has provided. This allows us to conduct a broad and thorough search for his successor and manage a steady transition. To assist in the process, we have retained Heidrick & Struggles to execute a search for Jim’s successor.

•	Once we identify a successor and the candidate has come on board, Jim will be working to ensure an orderly transition. On behalf of the Board of Directors, I want to thank Jim for his contributions and dedication to Qumu.

•	And now, to review our fourth quarter and full year 2014 financial highlights, I’ll turn the call over to Jim.

Jim Stewart

•	Thanks for the kind words, Sherman. I’ll begin with a review of the key components of our income statement which is focused on the continuing software operations. As a reminder, the financial results of our disc publishing operation, which we sold on July 1, are now reported as discontinued operations.

•	Starting with the topline…Revenue in the fourth quarter was $8.3 million, an increase of 98% from $4.2 million in revenue in the fourth quarter last year. Kulu Valley, acquired in October, contributed $500,000 to this total. Kulu Valley revenue was negatively impacted by a $500,000 purchase accounting adjustment related to deferred revenue. Without this non-cash accounting adjustment, fourth quarter revenue would have been $8.8 million.

•	Excluding Kulu Valley, fourth quarter revenue was $7.8 million, up 88% from the prior year’s fourth quarter.

•	Contracted commitments totaled $11.1 million in the fourth quarter, including $2.6 million from Kulu Valley. Excluding Kulu Valley, fourth quarter contract commitments were $8.5 million compared with $9.8 million last year. Last year’s fourth quarter commitments included a large $3.1 million dollar booking from a large European financial institution. This year’s fourth quarter commitments did not include such a large booking.

•	The recent fourth quarter commitments represent a range of vertical markets including aerospace, oil and financial services.

•	As we have discussed before, our revenue will vary quarter to quarter based on the type of contract Qumu enters into with each customer. Perpetual contracts generally result in revenue recognized closer to the contract commitment date while term and subscription contracts result in most of the revenue being recognized ratably over the period of the contract.

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•	For the full year 2014, combined revenue was $26.5 million, an increase of 49% over the comparable period a year ago. Excluding Kulu Valley, revenue grew 47% from 2013.

•	Combined contracted commitments for 2014 totaled $39.4 million compared with $21.4 million in 2013. Kulu Valley contracted commitments were $2.6 million of the total in 2014.

•	For total year 2014, 57% of our contracted commitments were perpetual bookings and 43% were term or recurring bookings.

•	Excluding Kulu Valley, we ended the year with backlog of $27.3 million, an increase from $26.6 million at the end of September and up significantly from $16.7 million at December 31, 2013. Including Kulu Valley, the combined backlog was $31.6 million.

•	Moving down the income statement… the gross margin in the fourth quarter was 48% compared to 50% in the fourth quarter last year and 45% in the recent third quarter. Without the deferred revenue purchase accounting adjustment for Kulu Valley, the fourth quarter gross margin would have been 54%. Excluding Kulu Valley, fourth quarter gross margins improved slightly from last year’s fourth quarter due to the increased revenue.

•	For the full year, the gross margin was 47% in 2014 compared with 59% last year. The lower gross margin reflected investments we have made in customer support and professional services to support growth, the expensing of some of these services costs prior to recognizing the term revenue on some of our larger deals and an unfavorable sales mix. We anticipate that the gross margin will improve with the full integration of Kulu Valley and as more of the backlog of term-based license and maintenance contracts is recognized into revenue.

•	Operating expenses in the fourth quarter totaled $12.3 million compared with $7.7 million last year. The increase reflected the added expenses associated with Kulu Valley and its acquisition, as well as higher sales and marketing and G&A expenses.

•	The increase in sales and marketing expenses was primarily due to increased headcount, additional spending on marketing programs to drive future revenue growth and higher sales commissions resulting from the higher revenue.

•	The higher G&A expenses were largely due to expenses related to the separation of back office processes and systems of Qumu from the disc publishing operations and Kulu Valley deal expenses.

•	Operating expenses for all of 2014 increased 36% to $40.8 million. The higher operating expenses were due to increased sales headcount, increased spending on marketing programs, higher sales commissions, transition expenses as we complete our back office separation from disc publishing and the acquisition of Kulu Valley.

•	The operating loss in the fourth quarter was $8.3 million compared with $5.6 million a year ago. The total year 2014 operating loss was $28.6 million versus $19.6 million last year.

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•	On a consolidated basis, including both continuing and discontinued operations, the company is estimating a net loss of approximately $8.3 million, or $(0.91) per share, for the fourth quarter of 2014 compared with a net loss of $2.7 million, or $(0.32)) per share, in the fourth quarter of 2013. For the full year 2014, the consolidated net loss is estimated to be approximately $8.4 million, or $(0.95) per share compared with a net loss of $9.7 million, or $(1.12) per share, in 2013.

•	The estimated consolidated net loss provided is subject to change as we finalize our tax provision for 2014 prior to filing our annual report on Form 10K. At that time, we will report the fourth quarter and December 31, 2014 fiscal year and comparable prior year period net loss from continuing and discontinued operations as well.

Cash

•	Now turning to our cash position …

•	Cash and marketable securities totaled $35.2 million at December 31, 2014 compared with $50.6 million at the end of September. The expected decrease reflected the expenditure of approximately $11.1 million related to the Kulu Valley acquisition and $4.3 million from cash used in operations.

•	Not included in the year end cash number was $2.3 million in disc publishing sale proceeds that are in escrow and are reported as restricted cash on our balance sheet as of December 31, 2014. This amount will remain as restricted cash until the escrow is released in October, 2015.

•	Capital expenditures were approximately $400,000 in the fourth quarter and $1.2 million for 2014.

2014 Guidance & 2015 Outlook

•	Turning now to our outlook…with strong growth in the enterprise video market and our successful execution, we expect to achieve some significant financial targets in 2015. As Sherman commented, these targets will be achieved over the course of the year as the sales force ramps and as our international operations gain traction.

•	For 2015, we expect revenue growth in excess of 60% compared to 2014.

•	We expect gross margins to increase closer to 60%.

•	And we expect to end the year with cash and marketable securities of between $20 and $25 million.

•	That concludes our formal remarks. Now, operator, would you open up the line for Q&A?

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